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                                                                    Exhibit 3.21

                       RESTATED ARTICLES OF INCORPORATION
                               (without amendment)

                                       OF

                       CENTRAL TEXAS OFFICE PRODUCTS, INC.

1.    CENTRAL TEXAS OFFICE PRODUCTS, INC., pursuant to the provisions of Article
      4.07 of the Texas Business Corporation Act, hereby adopts restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and which contain no change in any provision thereof. The original articles of incorporation were filed by the Secretary of State on the Twenty-Sixth day of April, 1985.

2. The restated articles were adopted by the board of directors of the corporation, by unanimous written consent of its members, filed with the minutes of the board of directors.

3. The articles of incorporation and all amendments and supplements thereto are hereby superseded by the following restated articles of incorporation which accurately copy the entire text thereof:

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                The articles of incorporated are amended and restated in their entirety as set forth in Exhibit A attached hereto and made a part hereof.



Dated Twenty-Fifth day of September, 1998.



                                      CENTRAL TEXAS OFFICE PRODUCTS, INC.

                                      By:  /s/  Mark D. Director
                                         --------------------------------------
                                                Its Vice President